Exhibit 2.1

Execution Version

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment to Business Combination Agreement (this “Second Amendment”) is made and entered into as of April 19, 2023, by and among (i) Relativity Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Relativity Acquisition Sponsor, LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative under the Amended Agreement (as hereinafter defined) (the “Purchaser Representative”), and (iii) Timothy J. Fullum in the capacity as the Seller Representative under the Amended Agreement (the “Seller Representative”). The Purchaser, the Purchaser Representative, and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Amended Agreement.

RECITALS:

A. The Parties and each of (i) Relativity Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Pubco”), (ii) Relativity Purchaser Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco, (iii) SVES GO, LLC, a Florida limited liability company, SVES LLC, a Florida limited liability company, SVES CP LLC, a Florida limited liability company and SVES APPAREL LLC, a Florida limited liability company, (iv) SVGO LLC, ESGO LLC, SV Apparel LLC and ES Business Consulting LLC (each, a “Seller” and collectively, the “Sellers”), and (v) Timothy J. Fullum and Salomon Murciano are parties to that certain Business Combination Agreement made and entered into as of February 13, 2023, as amended by that First Amendment to Business Combination Agreement, dated March 20, 2023 (the “Amended Agreement”).

B. The Parties desire to amend the Amended Agreement in accordance with Section 10.9 thereof (as amended from time to time, including by this Second Amendment, the “Business Combination Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the other provisions contained in this Second Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Amendments to Business Combination Agreement.

(a) The first sentence of Section 6.2 of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

“As soon as reasonably practicable following the date of this Agreement but no later than May 1, 2023, the Seller Representative shall deliver to Purchaser the Audited Company Financials (as hereinafter defined); provided, that upon delivery of such Audited Company Financials as and when such Audited Company Financials have been signed by the Target Companies’ independent auditors in connection with the filing of the Registration Statement.”

(b) The second sentence of Section 6.3 of the Amended Agreement is hereby deleted in its entirety and replaced with the following:

“Each Party agrees that (i) Purchaser shall have until 5:00 p.m. on May 1, 2023, to conduct additional due diligence (the “Due Diligence Period”) on the Target Companies to determine whether any facts exist that would result, individually or in the aggregate, in a reduction of the valuation of the Target Companies by an amount equal to or greater than five percent (5%) of the Contribution Consideration (such 5% reduction in valuation, a “Material Reduction”) and (ii) notwithstanding anything herein to the contrary, the Sellers, prior to 5:00 p.m. on February 21, 2023, shall deliver the Company Disclosure Schedules to the Purchaser.”

(c) Schedule 6.5(b)(iii) of the Amended Agreement is hereby amended to include:

“1. Subject to receiving any required consent from the holders of outstanding Purchaser Public Warrants, the Warrant Agreement, dated as of February 10, 2022, by and between the Purchaser and Continental Stock Transfer & Trust Company, as warrant agent, shall be amended to provide that immediately prior to Closing, the Purchaser Public Warrants shall be cancelled and converted into Purchaser Class A Common Stock in a manner and amount to be specified in the proxy statement and approved by the Seller Representative. At the Closing, each such share of converted Purchaser Class A Common Stock shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock, pursuant to Section 1.1(f)(ii) of the Business Combination Agreement. If necessary to make them freely tradable following the Closing, such shares of Pubco Common Stock shall be included in the Registration Statement.”

2. Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the Amended Agreement are and shall remain unchanged and in full force and effect, on the terms set forth therein. This Second Amendment does not constitute, directly or by implication, or a waiver of any provision of the Amended Agreement, or any other right, remedy, power or privilege of any party. Any reference to the Business Combination Agreement in the Business Combination Agreement shall hereinafter mean the Amended Agreement, as amended by this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). This Second Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Amended Agreement, and, without limiting the foregoing, Sections 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.11, 10.13, and 10.15 of the Amended Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Second Amendment as if all references to the “Agreement” contained therein were instead references to this Second Amendment.

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IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to be signed and delivered as of the date first written above.

The Purchaser:

RELATIVITY ACQUISITION CORP.

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Chief Executive Officer

The Purchaser Representative:

RELATIVITY ACQUISITION SPONSOR, LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Managing Member

[Signature Page to Second Amendment to Business Combination Agreement]

The Seller Representative:

Timothy J. Fullum, solely in the capacity as the Seller Representative hereunder

/s/ Timothy J. Fullum
Timothy J. Fullum

[Signature Page to Second Amendment to Business Combination Agreement]